Exhibit 10.34
STAPLES, INC.
EXECUTIVE LIFE INSURANCE PLANS
SUMMARY OF PROVISIONS

BONUS LIFE PLAN

1.	This plan covers all named executive officers, except John Wilson. This plan was no longer offered at the time Mr. Wilson joined Staples.

2.	On a pre-retirement basis, the death benefit is equal to 3 times current annual base salary.

3.	On a post-retirement basis following 10 years of service, Staples will continue to provide a death benefit equal to 3 times annual base salary (at the time of separation of service).

4.
Alternatively, a participant can elect survivorship (or second-to-die) coverage under the Plan with a death benefit up to the maximum amount that can be obtained on a cost-neutral basis to the Staples.

5.	Staples reimburses participants for premium payments related to this plan. Staples also provides a gross-up payment which is intended to cover the income taxes on the premium payment reimbursement.

DEATH BENEFIT ONLY PLAN

1.	This plan covers all officers of Staples, including Mr. Wilson.

2.	On a pre-retirement basis, the death benefit is equal to three (3) times current annual base salary.

3.	On a post-retirement basis following certain age and service milestones, Staples will continue to provide a death benefit equal to two (2) times current annual base salary.

4.	The cost for this coverage is free, and non-taxable, to the participant.

5.	The death benefit under the plan is taxable to the beneficiary. Staples also provide a gross-up payment which is intended to cover the income taxes on the death benefit payment.